                                                                     Exhibit 2.1


                              ACQUISITION AGREEMENT

                                       FOR

                               MTL PETROLINK CORP.

                                  BY AND AMONG

                     MARINE TRANSPORT CORPORATION, AS SELLER

                 AMERICAN EAGLE TANKERS INC. LIMITED, AS BUYER,

                                       AND

                   CROWLEY MARITIME CORPORATION, AS GUARANTOR

                                 APRIL 29, 2002

                                TABLE OF CONTENTS

                                                                                                PAGE
ARTICLE 1 DEFINITIONS.....................................................................        1
         Section 1.1       Capitalized Terms .............................................        1
         Section 1.2       Knowledge .....................................................        5

ARTICLE 2 PURCHASE AND SALE OF SHARES ....................................................        5

ARTICLE 3 PURCHASE PRICE AND PAYMENT .....................................................        5
         Section 3.1       Purchase Price ................................................        5
         Section 3.2       Payment .......................................................        5

ARTICLE 4 CLOSING ........................................................................        6
         Section 4.1       Date and Place of Closing .....................................        6
         Section 4.2       Simultaneous Events ...........................................        6
         Section 4.3       Seller's Deliveries ...........................................        6
         Section 4.4       Buyer's Deliveries ............................................        6
         Section 4.5       Retirement of Intercompany Indebtedness and Release of Liens ..        7
         Section 4.6       Mutual Release ................................................        7

ARTICLE 5 CONDITIONS TO OBLIGATIONS OF BUYER .............................................        7
         Section 5.1       Deliveries ....................................................        7
         Section 5.2       Consents ......................................................        8
         Section 5.3       No Adverse Proceedings Pending ................................        8
         Section 5.4       Mutual Release ................................................        8
         Section 5.5       Employment Agreements .........................................        8
         Section 5.6       MarAd Approval ................................................        8
         Section 5.7       Short Term Charters ...........................................        8

ARTICLE 6 CONDITIONS TO OBLIGATIONS OF SELLER ............................................        8
         Section 6.1       Deliveries ....................................................        8
         Section 6.2       Consents ......................................................        8
         Section 6.3       No Adverse Proceedings Pending ................................        9
         Section 6.4       MarAd Approval ................................................        9

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER .......................................        9
         Section 7.1       Ownership of Petrolink ........................................        9
         Section 7.2       Due Issuance of Shares ........................................        9
         Section 7.3       Capitalization of Petrolink ...................................        9
         Section 7.4       Organization of Petrolink .....................................        9
         Section 7.5       Authorization .................................................       10
         Section 7.6       Financial Statements ..........................................       11
         Section 7.7       Taxes .........................................................       11
         Section 7.8       Absence of Undisclosed Liabilities ............................       12
         Section 7.9       Litigation ....................................................       12
         Section 7.10      Insurance .....................................................       13

         Section 7.11      Equipment .....................................................       13
         Section 7.12      Conduct of Business; Absence of Certain Changes ...............       13
         Section 7.13      Books and Records .............................................       14
         Section 7.14      Material Contracts ............................................       14
         Section 7.15      Government Authorizations and Compliance ......................       14
         Section 7.16      Labor Matters .................................................       15
         Section 7.17      ERISA; Benefit Plans ..........................................       15
         Section 7.18      Trademarks ....................................................       16
         Section 7.19      Real Property .................................................       16
         Section 7.20      Environmental Matters .........................................       16
         Section 7.21      Brokers .......................................................       17
         Section 7.22      Compliance with Law ...........................................       17
         Section 7.23      Insurance Coverage Regarding Litigation .......................       17
         Section 7.24      Full Disclosure ...............................................       17
         Section 7.25      Reliance ......................................................       17

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF BUYER ........................................       18
         Section 8.1       Organization of Buyer .........................................       18
         Section 8.2       Authorization .................................................       18
         Section 8.3       Brokers .......................................................       18
         Section 8.4       Investment Intent .............................................       18
         Section 8.5       Litigation ....................................................       19

ARTICLE 9 SELLER'S COVENANTS .............................................................       19
         Section 9.1       Access to Information .........................................       19
         Section 9.2       Conduct of Business ...........................................       19
         Section 9.3       Ongoing Information ...........................................       20
         Section 9.4       Noncompetition ................................................       20
         Section 9.5.      Confidential Information ......................................       21
         Section 9.6.      Relief ........................................................       22

ARTICLE 10 BUYER'S CONFIDENTIALITY COVENANT ..............................................       22

ARTICLE 11 MUTUAL COVENANTS. .............................................................       23
         Section 11.1      Consent and Charter Cooperation ...............................       23
         Section 11.2      Notice of Litigation ..........................................       23
         Section 11.3      Public Announcements ..........................................       23
         Section 11.4      Efforts .......................................................       23

ARTICLE 12 POST-CLOSING MATTERS ..........................................................       23
         Section 12.1      Post-Closing Amendments; Refunds ..............................       23
         Section 12.2      Records and Information .......................................       24
         Section 12.3      Other Post-Closing Elections ..................................       24
         Section 12.4      Continuity and Termination of Other Benefits ..................       24
         Section 12.5      Closing Date Working Capital Statement ........................       25
         Section 12.6      Payment of Tax Liabilities ....................................       26
         Section 12.7      Rescission Waiver .............................................       30

ARTICLE 13 SURVIVAL AND INDEMNIFICATION ..................................................       31
         Section 13.1      Survival after Closing ........................................       31
         Section 13.2      Indemnification by Seller .....................................       31
         Section 13.3      Indemnification by Buyer ......................................       32
         Section 13.4      Additional Indemnification ....................................       32
         Section 13.5      Basket and Cap ................................................       33
         Section 13.6      Procedures for Indemnification ................................       33

ARTICLE 14 TERMINATION OF AGREEMENT PRIOR TO CLOSING .....................................       34
         Section 14.1      Grounds for Termination .......................................       34
         Section 14.2      Effect of Termination .........................................       34
         Section 14.3      Disposition of Deposit ........................................       35

ARTICLE 15 MISCELLANEOUS.... .............................................................       35
         Section 15.1      Notices .......................................................       35
         Section 15.2      Successors and Assigns ........................................       36
         Section 15.3      Entire Agreement ..............................................       36
         Section 15.4      Amendment .....................................................       37
         Section 15.5      Expenses ......................................................       37
         Section 15.6      Governing Law .................................................       37
         Section 15.7      Attorneys' Fees ...............................................       37
         Section 15.8      Counterparts; Severability ....................................       37
         Section 15.9      No Waivers ....................................................       37
         Section 15.10     No Third Party Beneficiaries ..................................       38
         Section 15.11     Further Assurances ............................................       38
         Section 15.12     Interpretation ................................................       38
         Section 15.13     Currency ......................................................       38

                                    SCHEDULES

Schedule 1       Existing Liens
Schedule 2       Intercompany Indebtedness
Schedule 3       Working Capital
Schedule 4       Required Consents
Schedule 5       Litigation
Schedule 6       Insurance Policies
Schedule 7       Equipment List
Schedule 8       Conduct of Business Out of Ordinary Course
Schedule 9       Material Contracts List
Schedule 10      Authorizations
Schedule 11      Absent Authorizations
Schedule 12      Benefit Plans and Other Employee Matters
Schedule 13      Trademarks and Tradenames
Schedule 14      Real Property Owned or Leased
Schedule 15      Environmental Matters
Schedule 16      Exceptions to Insurance Coverage

                                    EXHIBITS

Exhibit A        Escrow Agreement
Exhibit B        Mutual Release
Exhibit C        Barton Employment Agreement
Exhibit D        Carson Employment Agreement
Exhibit E        Petrolink and Subsidiaries Articles and Bylaws
Exhibit F        Financial Statements
Exhibit G        Section 7.06(b) Letter Agreement

      THIS ACQUISITION AGREEMENT is made as of this 29th day of April 2002, by and between Marine Transport Corporation, a Delaware corporation ("Seller"), and American Eagle Tankers Inc. Limited, a Bermuda corporation ("Buyer"). Performance of Seller's obligations is guaranteed by Crowley Maritime Corporation, a Delaware corporation in accordance with, and subject to, the terms of the Guarantee set forth on the signature page of this Agreement.

                                 R E C I T A L S

      A. Seller is the owner of all of the issued and outstanding capital stock (the "Shares") of MTL Petrolink Corp. ("Petrolink") a Delaware corporation.

      B. Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, the Shares, on the terms and conditions contained in this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

                                A G R E E M E N T

                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.1 CAPITALIZED TERMS. Certain capitalized terms are specifically defined above and in subsequent Articles of this Agreement. In addition, the following capitalized terms used in this Agreement mean the following:

      "ACQUISITION DOCUMENTS" means, collectively, this Agreement and (except as stated in Section 15.3) all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated by this Agreement, in each case as originally executed and as amended from time to time in accordance with their terms.

      "AFFILIATE" means any entity controlled by, under common control with, or controlling the entity in question.

      "AGREEMENT" means this Acquisition Agreement, together with all Schedules and Exhibits.

      "APPLICABLE LAW" means any domestic or foreign, federal, state or local, statute, law, ordinance rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the transactions contemplated by this Agreement or to the parties hereto and their respective properties, assets, officers, directors, employees or agents.

      "BUSINESS DAYS" means all calendar days excluding Saturdays, Sundays and federal holidays.

      "CLOSING" means the satisfaction of all conditions precedent to consummation of the transactions contemplated by this Agreement and completion of all deliveries pursuant to Article 4.

      "CLOSING DATE" means the date on which the Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CROWLEY" means Seller's parent Crowley Maritime Corporation, a Delaware corporation, the Guarantor hereunder.

      "CURRENT ASSETS" means the sum of the following balance sheet accounts stated in accordance with generally accepted accounting principles as applied in preparation of the Interim Statements referred to in Section 7.6(b): cash, after taking into account any pre-Closing dividend or other distribution to Seller or its Affiliate; accounts receivable (net of allowance for bad debts), including an estimate for voyages in process, but not including amounts due from Seller; prepaid expenses, including advance charter hire, prepaid insurance premiums (for purposes of the Closing Date Working Capital Statement (as defined in
Section 12.5(a) only to the extent that the respective insurance coverage remains in place after the Closing) and other miscellaneous prepaid items; recoverable deposits; and fuel and dock inventories. For prepaid or other assets not reasonably fitting into established accounts on Petrolink's historical trial balance as of the Closing Date, such items will only be included as Current Assets to the extent they should be classified as current assets in accordance with generally accepted accounting principles.

      "CURRENT LIABILITIES" means the sum of the following balance sheet accounts stated in accordance with generally accepted accounting principles as applied in preparation of the Interim Statements referred to in Section 7.6(b): accounts and accruals payable, including payroll and related Taxes and benefits which may be represented by current amounts due to affiliated companies as well as an estimate of the costs of voyages in progress (but excluding accrual for transition bonuses payable to employees under the Retention Package); and Taxes other than Taxes for which Seller is responsible under the terms of this Agreement. For accounts payable or other accruals not reasonably fitting into established accounts on Petrolink's historical trial balance as of the Closing Date, such items will only be included as Current Liabilities to the extent they should be classified as current liabilities in accordance with generally accepted accounting principles.

      "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution, Hazardous Material, health, safety and/or the environment, including but not limited to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990 and the Toxic Substances Control Act.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGREEMENT" means the Agreement respecting holding and disposition of Five Hundred Thousand Dollars ($500,000) of the Purchase Price as referred to in Article 3 in the form and substance of Exhibit A or otherwise reasonably satisfactory to both parties to this Agreement.

      "ESCROW AGENT" shall have the meaning set forth in the Escrow Agreement.

      "EXHIBITS" means the exhibits referenced in, attached to, and which are a part of this Agreement.

      "EXISTING LIENS" means all Liens listed in Schedule 1.

      "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      "HAZARDOUS MATERIAL" means (a) any asbestos insulation or other material composed of or containing asbestos, (b) any substance, product or waste constituting or containing oil, petroleum or petroleum constituents, and (c) any hazardous, toxic or dangerous waste, substance, contaminant or material or other words of similar import defined or treated as such in any Environmental Law.

      "INTERCOMPANY INDEBTEDNESS" means, without regard to whether matured or unmatured, absolute or contingent, all indebtedness owed by Petrolink or any of its Subsidiaries to Seller or any Affiliate of Seller (other than Petrolink and its Subsidiaries), whether or not evidenced by notes or other similar instruments, except that any such indebtedness on account of costs of insurance, payroll and payroll services, payroll and social security taxes, and employee benefits shall not be considered Intercompany Indebtedness but only to the extent that they are Current Liabilities. The Intercompany Indebtedness as of the date of this Agreement is set forth in Schedule 2.

      "IRS" means Internal Revenue Service, Department of the Treasury of the United States.

      "LIEN" means any lien, mortgage, pledge, security interest, charge or other encumbrance or restriction of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

      "LOSSES" means any and all actual losses, payments, obligations, damages, claims, judgments, demands, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees paid or incurred.

      "MATERIAL ADVERSE EFFECT" means an adverse effect on the business, assets, financial condition, prospects or operations of Petrolink or of any of its Subsidiaries that a reasonable buyer of the Shares would take into account in determining an offering price.

      "MATERIAL CONTRACTS" means all of the following contracts and agreements of Petrolink and of any of its Subsidiaries, whether written or oral: (a) all agreements, contracts and instruments relating to the borrowing of money, the capital lease or purchase on an installment basis of any property or asset, or the guaranty of any of the foregoing, (b) all charters (other than single-voyage charters), leases, contracts and other arrangements with respect to any vessel or property as to which the value of the vessel or property, or the annual obligation to make payments, exceeds One Hundred Thousand Dollars ($100,000) and all contracts, agreements, commitments, purchase orders or other understandings or arrangements (other than bunkering contracts) with suppliers, customers or others with respect to which payments to or from Petrolink or any of its Subsidiaries have exceeded, or may reasonably be expected to exceed, One Hundred Thousand Dollars ($100,000) in any 12-month period, or with respect to which there is a term in excess of one year, (c) all franchise, license, agency, sales representative, distributor, broker and similar agreements, (d) all contracts, agreements and other understandings or arrangements with any stockholder, partner, officer, director or agent of, or with any entity controlling, controlled by or under common control with, Petrolink, (e) all contracts which purport to restrict business activities or use of information, including any covenants not to compete or contracts imposing exclusive dealing obligations,
(f) all management, operating, service, membership, joint venture, partnership and teaming agreements, (g) all contracts and agreements pursuant to which there is an agreement to indemnify or hold any person or entity harmless or to pay liquidated damages of any kind, with a contingent liability in excess of One Hundred Thousand Dollars ($100,000), (h) all collective bargaining agreements,
(i) all contracts and agreements providing for the acquisition or disposition of an asset with a value of One Hundred Thousand Dollars ($100,000) or more, and
(j) all contracts and agreements entered into other than in the ordinary course of business.

      "MUTUAL RELEASE" means a mutual written release of all claims effective as of the Closing Date between Seller and Petrolink in the form and substance of Exhibit B or otherwise reasonably satisfactory to both parties to this Agreement.

      "PERMITTED ENCUMBRANCES" means (a) all statutory Liens for Taxes not in excess of $100,000 in the aggregate which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) all mechanics', carriers', workmen's, repairmen's, maritime or other Liens not in excess of $100,000 in the aggregate arising or incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, (c) all statutory Liens relating to deposits made in the ordinary course of business in connection with providing workers' compensation, unemployment insurance and other types of social security benefits, (d) all easements and rights-of-way of record and minor charges or encumbrances incurred in the ordinary course of business which, in all cases, do not impair in any material respect the usefulness or the value of the affected assets, (e) all interests or title of any lessor under any lease under which Petrolink is the lessee, and (f) all Existing Liens.

      "REQUIRED CONSENTS" means all consents, orders, approvals, authorizations, declarations and filings (including but not limited to consents, orders, and approvals by, and authorizations of, and filings with, any Governmental Authority or any party to a Material Contract or to an Existing Lien) required to consummate the transactions contemplated by this Agreement without violation of the laws, rules or regulations of any such Governmental Authority and without breach, default or termination of any Material Contract or foreclosure on an Existing Lien.

      "RETENTION PACKAGE" means the document attached as Exhibit A to Schedule
12.

      "SCHEDULES" means the schedules which are referenced in, attached to, and which are a part of this Agreement.

      "SUBSIDIARY" with respect to any corporation means another corporation controlled by it.

      "TAXES" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, or addition to tax, imposed by any Governmental Authority.

      "TAX RETURNS" means, collectively, all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, including any schedule, attachment and amendment.

      "WORKING CAPITAL" means the excess or deficiency of Current Assets (plus any deferred charter hire for the Aldebaran and Deneb charters (Schedule 9, Items 9 and 11) not included in Current Assets) minus Current Liabilities. A sample computation of Working Capital, Current Assets and Current Liabilities, derived from the financial statements of Petrolink as of December 31, 2001, is attached as Schedule 3.

      SECTION 1.2 KNOWLEDGE. As used in this Agreement with respect to either party, the phrase "to the knowledge of" means the actual knowledge of any officer, director or managerial personnel of such party or of any of its Subsidiaries, and, in the case of Seller, of Crowley.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

      Subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Buyer free and clear of all Liens, and Buyer shall purchase and accept from Seller, all of the Shares.

                                    ARTICLE 3
                           PURCHASE PRICE AND PAYMENT

      SECTION 3.1 PURCHASE PRICE.

            (a) Subject to Section 3.2, the aggregate purchase price ("Purchase Price") for the Shares shall be Eighteen Million Dollars ($18,000,000).

      SECTION 3.2 PAYMENT.

            (a) Upon the execution of this Agreement, Buyer shall deliver or shall cause to be delivered to Seller a cash deposit (the "Deposit") in the amount of One Million Dollars ($1,000,000) to such account as Seller shall designate, to be and remain non-refundable other than as provided in Section 14.3(a) of this Agreement. Any and all interest earned with respect to the Deposit shall be solely for the benefit of Seller and shall not apply to the Purchase Price.

            (b) On the Closing Date, the Deposit shall be credited to the Purchase Price, and (i) Buyer shall pay Five Hundred Thousand Dollars ($500,000) in cash or by wire transfer of immediately available funds to the Escrow Agent to be held and disbursed pursuant to the terms and conditions of the Escrow Agreement, and (ii) Buyer shall pay Sixteen Million Five Hundred Thousand Dollars ($16,500,000) in cash or by wire transfer of immediately available funds to or for the benefit of Seller as Seller may direct, without any deduction for fees or expenses.

                                    ARTICLE 4
                                     CLOSING

      SECTION 4.1 DATE AND PLACE OF CLOSING. The consummation of the purchase and sale of the Shares hereunder is hereby scheduled to occur at 10:00 a.m. (California time) on May 15, 2002, at the offices of Crowley, located at 155 Grand Avenue, Oakland, California, or, if the conditions precedent set forth in Articles 5 and 6 have not been satisfied by such date, the Closing shall occur (subject to Article 14) on the last day of the month in which the conditions precedent set forth in Articles 5 and 6 have been satisfied (or waived), or on any other day that the parties shall mutually agree.

      SECTION 4.2 SIMULTANEOUS EVENTS. Except as otherwise specifically provided in this Agreement, all requirements with respect to the Closing shall, to the extent fulfilled, be considered and deemed to have taken place simultaneously, and no delivery or payment made on the Closing Date shall be considered or deemed to have been made until all deliveries, payment and closing transactions have been accomplished on such date.

      SECTION 4.3 SELLER'S DELIVERIES. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article 6, Seller shall deliver or cause to be delivered to Buyer:

            (a) The original certificates representing the Shares, duly endorsed;

            (b) All closing certificates and other Acquisition Documents required to be delivered by Seller pursuant to the terms of this Agreement;

            (c) A closing receipt for all of Buyer's deliveries.

      SECTION 4.4 BUYER'S DELIVERIES. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article 5, Buyer shall deliver or cause to be delivered:

            (a) To Seller:

                  (i) The portion of the Purchase Price due on such date as provided in Section 3.2(b)(ii);

                  (ii) All closing certificates and other Acquisition Documents required to be delivered by Buyer pursuant to the terms of this Agreement;

                  (iii) A closing receipt for all of Seller's deliveries.

            (b) To the Escrow Agent:

                  (i) The portion of the Purchase Price described in Section 3.2(b)(i).

      SECTION 4.5 RETIREMENT OF INTERCOMPANY INDEBTEDNESS AND RELEASE OF LIENS. Prior to Closing (a) Seller shall cause the Intercompany Indebtedness to be paid to Seller, and Seller shall deliver evidence of satisfaction of the Intercompany Indebtedness to Buyer and (b) Seller shall cause the mortgages and other Liens listed in Schedule 1 to be released and Seller shall deliver evidence of such release to Buyer.

      SECTION 4.6 MUTUAL RELEASE. As part of the Closing deliveries, Seller shall cause Petrolink to execute and deliver the Mutual Release to Seller and Seller shall execute and deliver the Mutual Release to Petrolink, but the failure of either such deliveries shall not be a condition to the obligations of Seller hereunder.

                                    ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF BUYER

      The obligations of Buyer to consummate the acquisition of the Shares and to make the deliveries set forth in Section 4.4 above are expressly subject to the fulfillment, on or prior to the Closing Date, of all of the conditions precedent contained in this Article, each of which may be waived in writing in the exercise of the sole discretion of Buyer.

      SECTION 5.1 DELIVERIES. Seller shall have delivered to Buyer:

            (a) A certificate, executed by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, certifying to Buyer that:

                  (1) the representations and warranties made by Seller in
      Article 7 of this Agreement are true and correct on the Closing Date with the same effect as though made on and as of such date, except: (i) only as and to the extent that such representations and warranties may have been made not true or correct by any occurrence of events or any changes in circumstance between the date of this Agreement and the Closing Date which have not had or which are not reasonably likely to have a Material Adverse Effect and (ii) Petrolink and each Petrolink Subsidiary shall have zero cash;

                  (2) Seller has complied with and satisfied all covenants and agreements of Seller to be satisfied at or prior to the Closing as set forth herein.

                  (3) neither Petrolink nor any of its Subsidiaries has any obligation whatsoever under the Amended and Restated Subsidiary Guaranty and/or under the Amended and Restated Credit Agreement both dated on or about October 31, 2001 and referred to in item 18 of Schedule 9.

            (b) Except as otherwise requested by Buyer, the written resignations of all of the officers and directors of Petrolink except Peter Barton and Robert Carson.

      SECTION 5.2 CONSENTS. All Required Consents shall have been obtained.

      SECTION 5.3 NO ADVERSE PROCEEDINGS PENDING. No action or proceeding which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement shall have been instituted before any Governmental Authority.

      SECTION 5.4 MUTUAL RELEASE. Seller shall have executed and delivered the Mutual Release to Petrolink.

      SECTION 5.5 EMPLOYMENT AGREEMENTS. Peter Barton and Robert Carson shall have entered into employment contracts with Petrolink in the form and substance of Exhibits C and D.

      SECTION 5.6 MARAD APPROVAL. Seller shall have delivered to Buyer from the U.S. Maritime Administration either written advice that Section 37 of the Shipping Act, 1916 (46 U.S.C. App. 835) is not operative as of the Closing Date or written approval under such statute of the transactions contemplated by this Agreement.

      SECTION 5.7 SHORT TERM CHARTERS. Crowley, Petrolink and Buyer shall have entered into short-term charters, to be effective immediately after the Closing, for the Afrarmax vessels Aldebaran and Deneb.

                                    ARTICLE 6
                       CONDITIONS TO OBLIGATIONS OF SELLER

      The obligations of Seller to consummate the sale of the Shares, and to make the deliveries set forth in Section 4.3 above, are expressly subject to the fulfillment, on or prior to the Closing Date, of all of the conditions precedent contained in this Article, each of which may be waived in writing in the exercise of the sole discretion of Seller.

      SECTION 6.1 DELIVERIES. Buyer shall have delivered to Seller a certificate, executed by a duly authorized officer of Buyer, in form and substance reasonably acceptable to Seller certifying to Seller that:

            (a) the representations and warranties made by Buyer in this Agreement are true and correct in all material respects on the Closing Date with the same effect as though made on and as of such date, except only as and to the extent that such representations and warranties may have been made not true or correct by any occurrence of events or any changes in circumstance between the date of this Agreement and the Closing Date which have not had or which are not reasonably likely to have a Material Adverse Effect on Seller; and

            (b) Buyer has complied with and satisfied all covenants and agreements of Buyer to be satisfied at or prior to the Closing as set forth herein.

      SECTION 6.2 CONSENTS. All Required Consents shall have been obtained.

      SECTION 6.3 NO ADVERSE PROCEEDINGS PENDING. No action or proceeding which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement shall have been instituted before any Governmental Authority.

      SECTION 6.4 MARAD APPROVAL. Seller shall have obtained from the U.S. Maritime Administration either written advice that Section 37 of the Shipping Act, 1916 (46 U.S.C. App. 835) is not operative as of the Closing Date or written approval under such statute of the transactions contemplated by this Agreement.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer that, as of the date of this Agreement, all of the following are true and correct:

      SECTION 7.1 OWNERSHIP OF PETROLINK.

            (a) Seller has good and marketable title to 124,500 Shares free and clear of all Liens and has full legal right, power and authority to enter into this Agreement and to sell, transfer, assign and deliver the Shares.

            (b) The 124,500 Shares constitute all of the outstanding shares of capital stock of Petrolink and by the purchase of the Shares hereunder, Buyer will receive good and absolute title to 100% of the outstanding capital stock of Petrolink free and clear of all Liens.

            (c) Seller has not granted any option or right, or entered into any agreement or commitment, which now, or upon the passage of time or the occurrence of any event may require Seller to transfer any of the Shares to any third party.

      SECTION 7.2 DUE ISSUANCE OF SHARES. The Shares have been duly authorized, validly issued, fully paid and are nonassessable.

      SECTION 7.3 CAPITALIZATION OF PETROLINK.

            (a) The authorized capital stock of Petrolink consists of 300,000 shares of common stock, of which 124,500 shares are issued and outstanding.

            (b) No third party has any right of first refusal or preemptive right in connection with the Shares, and there are no outstanding options, warrants, convertible or exchangeable securities, nor any agreement or commitment, that could obligate Petrolink to issue or purchase shares of its capital stock.

      SECTION 7.4 ORGANIZATION OF PETROLINK.

            (a) Petrolink and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate authority to own, lease and operate its properties and to carry on its business as now conducted.

            (b) Petrolink and each of its Subsidiaries is duly qualified and authorized to do business and is in good standing in each jurisdiction in which such qualification or authorization is required.

            (c) True, correct and complete copies of the articles of incorporation and bylaws of Petrolink and each of its Subsidiaries are attached hereto as Exhibit E.

            (d) Petrolink has four wholly owned Subsidiaries named: (1) Offshore Marine Services, Inc. ("OMS"), a Delaware corporation which operates certain vessels; (2) Nuelink, Inc., a Delaware corporation which holds title to a workboat; (3) Harlink, Inc., a Delaware corporation, which holds title to a workboat; and (4) OMIP, Inc. a Texas corporation which holds title to certain real property utilized by OMS. Reference in this Agreement to "Petrolink" shall, as the context requires, include reference to OMS, Nuelink, Inc., Harlink, Inc. and OMIP, Inc. Other than the foregoing, Petrolink does not own, directly or indirectly, any capital stock or other equity securities of, or otherwise control, any corporation, partnership, joint venture, limited liability company or other business entity.

            (e) Petrolink owns 100% of the issued and outstanding stock of each of its Subsidiaries. Petrolink has not granted any option or right which now or upon the passage of time or the occurrence of any event, may require Petrolink to transfer any of the shares of any Subsidiary to any third party.

            (f) No Person has any right of first refusal or preemptive right in connection with the shares of any Petrolink Subsidiary and there are no outstanding options, warrants, convertible or exchangeable securities or agreements or commitments that could obligate any Subsidiary to issue or purchase shares of its common stock.

      SECTION 7.5 AUTHORIZATION.

            (a) Seller has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver this Agreement and the other Acquisition Documents to which it is or may become a party and to perform its obligations thereunder.

            (b) This Agreement and each other Acquisition Document to be executed and delivered by Seller in accordance with the terms of this Agreement, constitutes or will constitute upon its execution and delivery, the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally and by equitable limitations on specific remedies.

            (c) All Required Consents are listed in Schedule 4. Subject to the granting of the Required Consents, the execution, delivery and performance by Seller of this

      Agreement and the other Acquisition Documents, will not result in any violation of, be in conflict with or constitute a default under, any Applicable Law, Material Contract, judgment, decree or order to which Seller is a party or is bound, or any articles of incorporation, bylaws or agreement of Seller, Petrolink, or any Petrolink Subsidiary.

      SECTION 7.6 FINANCIAL STATEMENTS. The following financial statements (collectively, the "Financial Statements") are attached hereto as Exhibit F:

            (a) The audited balance sheet of Petrolink and its Subsidiaries as of December 31, 2000, and the related statements of income and cash flows for the fiscal year then ended;

            (b) The unaudited balance sheets of Petrolink and its Subsidiaries as of December 31, 2001 and the related unaudited statements of income for the twelve-month period then ended (the "Interim Statements"). All Interim Statements have been reviewed by the accounting firm of Deloitte & Touche, LLP ("D&T") on behalf of Seller and D&T has reported to Seller that based on such review D&T is not aware of any material modifications that should be made to the Interim Statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

      The Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, subject, in the case of the Interim Statements, to normal period-end adjustments. The Financial Statements are complete and accurate and fairly present in all material respects the financial condition of Petrolink and its Subsidiaries as of the respective dates thereof and the results of operations, subject, in the case of Interim Statements, to normal period-end adjustments.

      SECTION 7.7 TAXES.

            (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of Petrolink and its Subsidiaries are true, complete and correct in all material respects and have been properly and timely filed. Except with respect to the Tax Return for the year ending December 31, 2001, neither Petrolink nor any entity filing a Tax Return on behalf of Petrolink or any of its Subsidiaries has requested any extension of time within which to file any such Tax Return, which Tax Return has not since been filed.

            (b) All material Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of Petrolink and its Subsidiaries have been duly and timely paid or withheld and deposited by or on behalf of Petrolink or its Subsidiaries. Petrolink and its Subsidiaries have properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and such withheld or collected amounts have been properly and timely remitted to the appropriate Governmental Authority.

            (c) The Financial Statements reflect that Petrolink and its Subsidiaries have adequately provided for any Taxes of Petrolink and its Subsidiaries through

      December 31, 2001, and Petrolink and its Subsidiaries maintain adequate reserves for all Taxes.

            (d) Neither Petrolink nor any entity filing a Tax Return on behalf of Petrolink or any of its Subsidiaries has (i) had a Tax deficiency proposed, asserted or assessed against it with respect to any Tax, (ii) except with respect to the audit for fiscal years 1993 and 1994 of OMI Corp. (now Seller) (the "Audit"), executed any waiver of any statute of limitations on the assessment or collection of any Tax, or (iii) been delinquent in the payment of any Tax.

            (e) Except with respect to the Audit, no Tax Return filed by or on behalf of Petrolink or any of its Subsidiaries is the subject of any current audit or the subject of any other current action by any Governmental Authority. Except with respect to the Audit, no Tax Return filed by or on behalf Petrolink or any of its Subsidiaries has been the subject of an audit during the five (5) year period ending on the date hereof. Except with respect to the Audit, neither Petrolink nor any Affiliate thereof has received any notice from any Governmental Authority of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Petrolink, its Subsidiaries or any assets or properties of Petrolink and its Subsidiaries.

            (f) Petrolink and each of its Subsidiaries shall, as of the Closing Date, have terminated all Tax allocation agreements or Tax sharing agreements to which any of them are a party and shall ensure that such agreements are of no further force or effect as to any of them on and after the Closing Date, and there shall be no liability of any of them under any such agreement.

            (g) No claim has been made or, to the knowledge of Seller or Petrolink, threatened, by a Governmental Authority in a jurisdiction where Petrolink or any of its Subsidiaries does not file Tax Returns that they are subject to Taxes by that jurisdiction.

            (h) Seller shall not make an election under Treasury Regulation
      Section 1.1502-20(g) with respect to the transaction contemplated by this Agreement.

            (i) Petrolink and each of its Subsidiaries has taken no position that requires disclosure under Section 6662 of the Code or under any similar provision relating to state and local Taxes.

      SECTION 7.8 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Petrolink nor any of its Subsidiaries has any material liability or obligation, except (a) as and to the extent reflected and reserved against in the Financial Statements, (b) for current liabilities, incurred in the ordinary course of business consistent with past practice, (c) for obligations of future performance under Material Contracts, (d) for Permitted Encumbrances, (e) as and to the extent disclosed in Schedules 2 and 5, and (f) as otherwise permitted under Section 9.2 of this Agreement.

      SECTION 7.9 LITIGATION. Except as disclosed in Schedule 5 there is no litigation, action, suit, proceeding, or investigation pending or, to the knowledge of Seller, threatened in or before any Governmental Authority against Petrolink or any of its Subsidiaries, and there is no unsatisfied judgment, order, writ, injunction or decree against Petrolink or any of its Subsidiaries or which could materially adversely affect the ability of Seller to perform hereunder.

      SECTION 7.10 INSURANCE. A complete list of all material insurance policies (the "Insurance Policies") held by Petrolink or Seller covering Petrolink, its Subsidiaries or any of their respective properties or assets, is contained in
Schedule 6. All such Insurance Policies are, and they or other policies have been, in full force and effect so that substantially the same coverages as those provided by the Insurance Policies have been in effect for the past three (3) years. True, correct and complete copies of all material Insurance Policies have been delivered to and/or made available to Buyer for copying and inspection. Buyer acknowledges that certain of the foregoing policies and benefits thereunder are, as indicated on Schedule 6, provided through Crowley's insurance program. All such Crowley-provided insurance and benefits shall be terminated effective as of the Closing, and thereafter any replacement of such insurance policies and benefits desired by Buyer and/or Petrolink will be the sole responsibility and for the account of Buyer and/or Petrolink.

      SECTION 7.11 EQUIPMENT. Except for Permitted Encumbrances, Petrolink and each of its Subsidiaries has good and marketable title to or a valid charter, leasehold or license interest in all vessels and equipment used by it in connection with its business, free and clear of all Liens. A list of vessels and equipment owned, chartered or leased by Petrolink and its Subsidiaries (the "Equipment"), each item of which has an original cost or an annual rent obligation in excess of Twenty Five Thousand Dollars ($25,000), is set forth in
Schedule 7. All such vessels and Equipment are "as is, where is." Except as provided on Schedule 7, each Petrolink-owned vessel has a current United States Coast Guard inspection certificate with no outstanding citations or requirements. For purposes of this Section 7.11, "Petrolink-owned vessels" includes vessels owned by any Petrolink Subsidiary.

      SECTION 7.12 CONDUCT OF BUSINESS; ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 8, and except as otherwise permitted under Section 9.2 of this Agreement, since December 31, 2000, Petrolink and each of its Subsidiaries has conducted its business only in the usual and ordinary course and:

            (a) There has been no damage to or destruction or loss of physical property which individually exceeded One Hundred Thousand Dollars ($100,000) or in the aggregate exceeded Two Hundred Fifty Thousand Dollars ($250,000);

            (b) Neither Petrolink nor any of its Subsidiaries has declared or paid any dividend or made any distribution on its capital stock, or redeemed, purchased or otherwise acquired any capital stock;

            (c) There has been no sale, transfer or other disposition of assets or commitment therefor other than sales in the ordinary course of business consistent with past practice;

            (d) There have not been any loans made by Petrolink or any of its Subsidiaries to any of their respective employees, officers or directors, other than travel advances and other advances made in the ordinary course of business;

            (e) Except for Permitted Encumbrances, no Lien has been placed on any of the assets of Petrolink or any of its Subsidiaries; and

            (f) the charges, accruals and reserves for unpaid Taxes, including intercompany Tax accruals, have been accrued and reserved by Petrolink and its Subsidiaries in accordance with generally accepted accounting principles and in a manner consistent with past practice;

            (g) Neither Petrolink nor any of its Subsidiaries has amended, terminated or entered into any Material Contract;

            (h) Neither Petrolink nor any of its Subsidiaries has granted any material increase in salary, bonus, or benefits to any of their respective officers or employees.

      SECTION 7.13 BOOKS AND RECORDS. The general ledgers and books of account, and all other books and records of Petrolink (the "Books and Records") fairly reflect the information presented therein and have been maintained in accordance with good business practice. True, correct and complete copies of all Books and Records have been or will prior to Closing be delivered to and/or made available for copying and inspection by Buyer. Seller makes no representation or warranty regarding the validity or collectability of any or all accounts or other receivables of Petrolink or any Petrolink Subsidiary except that such accounts included in the Financial Statements are stated therein in accordance with GAAP.

      SECTION 7.14 MATERIAL CONTRACTS. Schedule 9 contains a complete and accurate list of all Material Contracts. True, correct and complete copies of all Material Contracts have been delivered to and/or made available to Buyer for copying and inspection. Each Material Contract is a legal, valid, binding, and enforceable obligation of Petrolink or of a Petrolink Subsidiary, and to the knowledge of Seller (i) is a legal, valid, binding, and enforceable obligation on every other party thereto, and (ii) is in full force and effect in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally and by equitable limitations on specific remedies. To the knowledge of Seller, and subject to receipt of the Required Consents, there is no event which has occurred or an existing condition which constitutes, or which, with notice and the passage of time, would constitute a default or breach under any Material Contract by Petrolink or any of its Subsidiaries.

      SECTION 7.15 GOVERNMENT AUTHORIZATIONS AND COMPLIANCE.

            (a) All material licenses, franchises, permits, consents, approvals, authorizations and orders of Governmental Authorities held by Petrolink or any of its Subsidiaries which are in effect and which are used to operate its business and/or own its assets (collectively, the "Authorizations") are set forth in Schedule 10.

            (b) Except as set forth in Schedule 11, the Authorizations constitute all material licenses, franchises, permits, registrations, consents, approvals, authorizations and orders required for the conduct by Petrolink and its Subsidiaries of their respective businesses as currently conducted and for Petrolink and its Subsidiaries to own, lease, use and operate their respective properties at the places and in the manner in which such properties are currently owned, leased, used and operated.

      SECTION 7.16 LABOR MATTERS. To the knowledge of Seller, Petrolink is in material compliance with all Applicable Laws with respect to employment practices. No present or former director, officer or employee of Petrolink or any of its Subsidiaries is or will be eligible to receive any bonus, commission, severance pay, lump sum or other payment, compensation or other remuneration from Petrolink or any of its Subsidiaries as a result of any of the transactions contemplated by this Agreement except for the Retention Package. There are no employment or consulting contracts or arrangements by which Petrolink or any of its Subsidiaries is bound (other than those terminable at will with no penalty or other payment required) with any directors, officers, or employees of or associated with Petrolink or any of its Subsidiaries, except as set forth in the first six (6) items on Schedule 9. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Seller, threatened against or affecting Petrolink or any of its Subsidiaries that would constitute a Material Adverse Effect. To the knowledge of Seller, there is no factual basis for any unfair labor practice claim against Petrolink or any of its Subsidiaries that would constitute a Material Adverse Effect. Neither Petrolink nor any of its Subsidiaries is a party to a collective bargaining agreement.

      SECTION 7.17 ERISA; BENEFIT PLANS.

            (a) Except as set forth in Schedule 12: Neither Petrolink nor any of its Subsidiaries offers, maintains or sponsors, and is not required to make contributions to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus or other incentive plan, severance plan, health or group insurance plan, welfare plan, or other compensation or benefit plan, (each a "Benefit Plan"), including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA.

            (b) With respect to each Benefit Plan described in Schedule 12: (1) if intended to qualify under Section 401(a) of the Code, such plan has been determined by the IRS to be qualified and its trust to be exempt from taxation under Section 501(a) of the Code, (2) such plan has been administered and enforced in material compliance with its terms and all Applicable Laws, regulations and rulings, (3) no breach of fiduciary duty has occurred with respect to which Petrolink, any of its Subsidiaries, or any such Benefit Plan may be liable or otherwise damaged in any material respect, (4) no material disputes with, nor any audits or investigations by, any Governmental Authority are pending or, to the knowledge of Seller, threatened, (5) no "prohibited transaction" within the meaning of either
      Section 4975(c) of the Code or Section 406 of ERISA has occurred with respect to which Petrolink, any of its Subsidiaries, or any such Benefit Plan may be liable or otherwise damaged in any material respect, (6) all contributions, premiums, and other payment obligations have been accrued on the Financial Statements in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects, (7) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code, (8) Petrolink and each Subsidiary has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself, and (9) no such plan requires Petrolink to continue to employ any employee or director.

            (c) None of the Benefit Plans described in Schedule 12 is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA.

      SECTION 7.18 TRADEMARKS. All registered trademarks, trade names, and protected rights to use any trademark or tradename, which are owned by Petrolink or any of its Subsidiaries, are set forth in Schedule 13. To the knowledge of Seller, the use by Petrolink or any of its Subsidiaries of the foregoing in the operation of Petrolink's or such Subsidiaries business as presently conducted does not infringe on the rights of any other person or entity.

      SECTION 7.19 REAL PROPERTY. Subject to Permitted Encumbrances, Petrolink and each of its Subsidiaries has good and marketable title or valid leasehold interests in and to the real property (the "Real Property") described in
Schedule 14. There is not pending, or to the knowledge of Seller, threatened any condemnation, eminent domain or similar proceeding with respect to any of the Real Property.

      SECTION 7.20 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 15:

            (a) Petrolink and its Subsidiaries have obtained all environmental permits required to carry on their businesses as now conducted, are in compliance with the terms and conditions of all such environmental permits and are in compliance with all applicable Environmental Laws, except for any of the foregoing that would not reasonably be expected to constitute a Material Adverse Effect.

            (b) No Hazardous Material (i) is presently maintained, used, generated, or permitted to remain in place by Petrolink of any of its Subsidiaries in violation of any Environmental Law, (ii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Petrolink or any of its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iii) is of a type, location, material, nature or condition which requires special notification to third parties by Petrolink or any of its Subsidiaries under any Environmental Law or under common law.

            (c) No complaint has been filed since October 1, 1987 and no investigation or review is pending or, to the knowledge of Seller, threatened by any Governmental Authority, with respect to (i) any alleged violation by Petrolink or any of its Subsidiaries of any Environmental Law or (ii) any alleged failure by Petrolink or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with their respective businesses or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Petrolink or any of its Subsidiaries of any Hazardous Material. Since October 1, 1987, no notice, citation, summons or order has been received by Petrolink or any of its Subsidiaries, and no notice has been given by Petrolink or any of its Subsidiaries, with respect to any of the items in clause (i)-(iii) of the immediately preceding sentence, that either (i) requires any action to be taken by Petrolink or any of its Subsidiaries or any Governmental Authority, which action has not been taken prior to the date hereof, or (ii) that in any way limits the actions that could otherwise be taken by Petrolink or any of its Subsidiaries after the date hereof, and no fine or other sanction has been assessed or imposed with respect to any of the items in clause
      (i)-(iii) of the immediately preceding sentence, which has not been paid, has not expired, or has not otherwise been satisfied.

            (d) Since October 1, 1987, neither Petrolink nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Materials.

            (e) Since October 1, 1987, no notice has been received by Petrolink or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by Petrolink or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

      SECTION 7.21 BROKERS. Other than Salomon Smith Barney, neither Petrolink (nor any of its Subsidiaries) nor Seller has dealt with any broker, finder, investment banker or similar agent with respect to the transactions contemplated by this Agreement. All fees and costs of Salomon Smith Barney shall be for the account of Seller.

      SECTION 7.22 COMPLIANCE WITH LAW. To the knowledge of Seller, Petrolink and its Subsidiaries are operating in compliance with all applicable Laws, except for violations which would not, singly or in the aggregate, constitute a Material Adverse Effect.

      SECTION 7.23 INSURANCE COVERAGE REGARDING LITIGATION. Except as set forth in Schedule 16, all Losses of Petrolink arising out of, resulting from or relating to any litigation described on Schedule 5 are covered by the Insurance Policies (or the predecessor policies referred to in Section 7.10), subject to the terms and conditions of the Insurance Policies (and predecessor policies).

      SECTION 7.24 FULL DISCLOSURE. This Agreement and the Acquisition Documents delivered by Seller to Buyer, its attorneys or agents in connection with the transactions contemplated by this Agreement, when taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      SECTION 7.25 RELIANCE. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Buyer, whether in contemplation of or pursuant to this Agreement or otherwise.

                                    ARTICLE 8
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller that, as of the date of this Agreement, all of the following are true and correct:

      SECTION 8.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has full corporate authority to own, lease and operate its properties and to carry on its business as now conducted. True, correct and complete copies of the articles of incorporation and bylaws of Buyer have been delivered to and/or made available for copying and inspection by Seller.

      SECTION 8.2 AUTHORIZATION.

            (a) Buyer has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver this Agreement and the other Acquisition Documents to which it is or may become a party and to perform its obligations thereunder.

            (b) This Agreement, and each other Acquisition Document to be executed and delivered by Buyer in accordance with the terms of this Agreement constitutes or will constitute upon its execution and delivery the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally and by equitable limitations on specific remedies.

            (c) Subject to the granting of the Required Consents, the execution, delivery and performance by Buyer of this Agreement and the other Acquisition Documents will not result in any violation of, be in conflict with or constitute, a default under any Applicable Law, contract, agreement, instrument, judgment, decree or order to which Buyer is a party or is bound or the articles of incorporation and bylaws or other agreement of Buyer.

      SECTION 8.3 BROKERS. Buyer has not dealt with any broker, finder, investment banker or similar agent with respect to the transactions contemplated by this Agreement.

      SECTION 8.4 INVESTMENT INTENT. Buyer represents and acknowledges the following with regard to the Shares:

            (a) Buyer is acquiring the shares for its own account and for investment only, and not with a view toward, or for sale in connection with, any distribution of any of the Shares in violation of the Securities Act of 1933, as amended ("Securities Act") or any rule or regulation promulgated by the Securities and Exchange Commission or any state securities law or regulation. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

            (b) Buyer understands that the Shares have not been registered under the Securities Act and are, therefore, "restricted securities" within the meaning of Rule 144 under the Securities Act, and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption is then available.

      SECTION 8.5 LITIGATION. There is no litigation, action, suit, proceeding, or investigation pending or, to the knowledge of Buyer, threatened, in or before any Governmental Authority, and there is no unsatisfied judgment, order, writ, injunction, or decree, which relates to the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform hereunder.

                                    ARTICLE 9
                               SELLER'S COVENANTS

      SECTION 9.1 ACCESS TO INFORMATION. Seller shall permit, and shall cause Petrolink and its Subsidiaries to permit, Buyer, its counsel and its other representatives to have access, upon reasonable notice and during normal business hours, throughout the period prior to the Closing, to the Equipment, the Real Property, the Material Contracts, and the Books and Records, and to any key officers of Petrolink and its Subsidiaries, and shall furnish, and shall cause Petrolink and its Subsidiaries to furnish, Buyer during such period with all of such other information concerning the business affairs of Petrolink and its Subsidiaries as Buyer or its counsel or such other representatives may reasonably request.

      SECTION 9.2 CONDUCT OF BUSINESS. During the period between the date of execution of this Agreement and the Closing Date:

            (a) Seller shall cause Petrolink and each of its Subsidiaries to:
      (1) maintain its corporate existence and conduct its business in the usual and ordinary course, (2) use reasonable efforts to preserve its business intact and retain its Authorizations in the usual and ordinary course of its business, (3) maintain all Insurance Policies, and (4) maintain the Books and Records in its usual, regular and ordinary manner.

            (b) Seller shall not, and shall not permit Petrolink or any of its Subsidiaries to do any of the following, directly or indirectly: (1) terminate the services of any present employee except in the ordinary course of business or for cause shown, (2) amend its articles of incorporation or by-laws, (3) acquire or dispose of any material properties or assets other than in the ordinary course of business consistent with past practice, (4) subject any of its properties or assets to any Lien other than pursuant to existing credit facilities in the ordinary course of business consistent with past practice, (5) redeem, purchase or otherwise acquire any of its outstanding capital stock, (6) modify, amend, cancel or terminate any Material Contract except for any modification, amendment, cancellation or termination which would not result in a Material Adverse Effect, (7) make any change in its accounting methods or practices, (8) without Buyer's prior consent, not to be unreasonably withheld, enter into new Material Contracts (other than single-voyage charters and bunkering contracts) with respect to which Petrolink or any of its Subsidiaries has liabilities and obligations for more than One Hundred Thousand Dollars

      ($100,000) in respect of each such new Material Contract, (9) increase the compensation or benefits payable or to become payable to any officer, director, or employee of Petrolink or any of its Subsidiaries or make or enter into any bonus payment or arrangement with any officer, director, or employee other than (i) bonus payments to which Petrolink or any of its Subsidiaries is committed as of the date of this Agreement and which are listed on Schedule 9 and (ii) raises paid to non-officer employees in the ordinary course of business consistent with past practice, (10) issue or authorize any securities or grant options, warrants or other rights to acquire its securities, (11) declare or pay any dividend or make any distribution on any capital stock (except as noted in the last sentence of this Section 9.2(b)), or (12) commit or agree to do any of the foregoing. Notwithstanding the foregoing, the cash of Petrolink and each Petrolink Subsidiary shall be zero on the Closing Date, having been either used to pay expenses or distributed to Seller.

            (c) Seller will not, and will cause Petrolink and each of its Subsidiaries not to, take any of the following actions without the written consent of Buyer, which consent shall not be unreasonably withheld: (i) make, revoke, or amend any Tax election relating to Petrolink or any of its Subsidiaries, other than an election made in the ordinary course of business; (ii) execute any waiver of restrictions on assessment or collection of any Taxes from Petrolink or any of its Subsidiaries, or
      (iii) enter into or amend any agreement, understanding, or settlement with any Tax authority with respect to Taxes of Petrolink or any of its Subsidiaries or with respect to any past or present Affiliate of Petrolink if such agreement, understanding, or settlement would affect the Tax liability of Petrolink or any of its Subsidiaries.

      SECTION 9.3 ONGOING INFORMATION. From time to time prior to the Closing, Seller will deliver or cause to be delivered to and/or make available for copying and inspection by Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete at any time after the date hereof until the Closing Date.

      SECTION 9.4 NONCOMPETITION. In order to induce Buyer to enter into this Agreement, to ensure Buyer of the full benefit of the sale and transfer of the Shares hereunder, and to enhance the earnings of Buyer in future years, Seller undertakes and agrees that, during the three-year period beginning on the Closing Date, without the prior written consent of Buyer:

            (a) Neither Seller nor any Affiliate of Seller shall, directly or indirectly, own, manage, operate, market, finance, join, control, or participate in the ownership, management, operation, marketing, financing, or control of any person or entity which engages in the transshipment (not currently reserved for U.S.- flag vessels under the U.S. Jones Act) of crude oil from large bulk vessels unable to enter shallow-water ports fully laden in the United States Gulf or Atlantic utilizing smaller bulk vessels in sizes between 40,000 deadweight tons and 150,000 deadweight tons which will then carry the crude oil to destination ports (hereinafter "Lightering Services"); provided, however, that the foregoing shall not prohibit Seller, combined with its Affiliates, from owning, in the aggregate, securities not in excess of 5% of any class of securities of a company if such class of securities is registered with the Securities and Exchange Commission under the

      Securities Exchange Act of 1934 as amended; and further provided that the foregoing shall not prohibit the Seller or any of its Affiliates from engaging in salvage or other emergency response work.

            (b) Neither Seller nor any Affiliate of Seller shall, directly or indirectly, persuade or attempt to persuade any customer or prospective customer of Petrolink or any Subsidiary of Petrolink (i) not to contract with or continue to contract with Petrolink or any such Subsidiary for the provision of Lightering Services or (ii) to acquire Lightering Services from a person or entity other than Petrolink or any such Subsidiary;

            (c) Neither Seller nor any Affiliate of Seller shall, directly or indirectly, without the prior consent of Buyer, persuade or attempt to persuade any employee or independent contractor of Petrolink or any of its Subsidiaries, to leave Petrolink's or any such Subsidiaries' employ or otherwise terminate such person's contractual relationship with Petrolink or any such Subsidiary, or, with respect to employees, to become employed by any entity or person other than Petrolink or any such Subsidiary.

      Nothing in this Section 9.4 shall be interpreted to prevent, preclude or in any way limit Seller pursuing and performing Lightering Services, or any other business, currently reserved for U.S.-flag vessels under the U.S. Jones Act and activities directly related to and in support of such current Jones Act work even if the limits or extent of such Jones Act reservation may hereafter change.

      SECTION 9.5. CONFIDENTIAL INFORMATION.

            (a) Seller acknowledges and agrees that:

                  (1) it has had access to commercial information, data and material regarding the condition, assets, liabilities, business, operations, affairs and/or prospects of Petrolink and its Subsidiaries (the "Confidential Information") as a result of its ownership interests and/or involvement in the operations of Petrolink and its Subsidiaries;

                  (2) The Confidential Information is confidential and proprietary, and the development of the Confidential Information represents a substantial investment having great economic and commercial value to Petrolink and its Subsidiaries and hence to Buyer as the buyer of the Shares; and

                  (3) Buyer, Petrolink, and its Subsidiaries would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any entity or person other than Buyer as the owner of the Shares.

            (b) To induce Buyer to enter into and perform this Agreement, Seller covenants and agrees that neither it nor any of its Affiliates shall at any time, directly or indirectly, use, exploit or disclose to any third person, without the prior written consent of Buyer, any Confidential Information. Notwithstanding the foregoing, Seller and any Affiliate of Seller may use or exploit Confidential Information to the extent, but only to the extent, that such Confidential Information: (i) is or becomes publicly known through no wrongful act of Seller, of any Affiliate of Seller, or of any third party under any obligation to Buyer, Petrolink or any Affiliate of Buyer or Petrolink not to disclose such

      Information; or (ii) is disclosed pursuant to the requirement of a governmental agency or a court of law or otherwise as required by operation of law.

      SECTION 9.6. RELIEF. Seller acknowledges and agrees that (i) the covenants set forth in Section 9.4 or Section 9.5 are of the essence of this Agreement and that their existence is a material inducement to Buyer to enter into and perform this Agreement; (ii) that money damages will be difficult to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by Seller or its Affiliates of any provisions of such Sections; and (iii) that such covenants contain reasonable limitations as to time, geographical area and scope of activity to be restrained necessary to protect the Buyer's business interests. Accordingly, Seller hereby expressly agrees that Buyer shall be entitled to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of Section 9.4 and Section 9.5 and in addition shall be entitled to pursue any other available remedies at law or equity, including without limitation the recovery of money damages. If any provision of Section 9.4 or Section 9.5 shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the maximum extent compatible with then-applicable laws.

                                   ARTICLE 10
                        BUYER'S CONFIDENTIALITY COVENANT

      Buyer shall not disclose to any third party, or use for any purpose other than as contemplated by this Agreement, any confidential information regarding Crowley, Seller, Petrolink or any Petrolink Subsidiary other than to: Buyer's directors, officers, employees, attorneys, accountants, representatives, and prospective investors and lenders and governmental and quasi-governmental agencies having a need to know such information in connection with the transaction contemplated hereby. The preceding sentence shall not apply to information which (i) was or becomes generally available to the public other than as a result of a prohibited disclosure by Buyer or any of said parties,
(ii) was or becomes available to Buyer on a non-confidential basis from a source other than Seller or its representatives, provided that such source is not to Buyer's knowledge bound by a confidentiality agreement with Seller or otherwise prohibited from transmitting the information to Buyer, or (iii) was within Buyer's possession prior to its being furnished to Buyer by Seller, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with Seller or to be otherwise prohibited from transmitting the information to Buyer. Buyer shall advise Seller of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, so that Seller can seek appropriate legal relief. This Article 10 shall terminate with respect to information regarding Petrolink and its Subsidiaries upon Closing but shall survive the Closing with respect to information regarding Seller and Crowley. If this Agreement is terminated prior to Closing, Buyer will return to Seller all of the materials, data and information relating to Petrolink, all Petrolink Subsidiaries, Seller or Crowley made available to Buyer in connection with this Agreement and the obligations of this Article 10 shall survive such termination. The availability of equitable and legal remedies referred to in Section 9.6 in favor of Buyer are incorporated into this Article 10 to be available in favor of Seller to enforce the due and proper performance and observance of the provisions of this Article 10, and in addition Seller shall be entitled to pursue any other available remedies at law or equity, including, without limitation, the recovery of money damages.

                                   ARTICLE 11
                                MUTUAL COVENANTS

      SECTION 11.1 CONSENT AND CHARTER COOPERATION. During the period between the date of execution of this Agreement and the Closing Date, each party will use its best efforts, and Seller will cause Petrolink and its Subsidiaries to use their respective best efforts, to cooperate in obtaining the Required Consents and will in good faith negotiate and seek to enter the short-term charters referred to in Section 5.7. Should the parties elect to Close in the absence of one or more Required Consents, during the six (6) month period following the Closing Date, Seller shall, upon Buyer's request, use reasonable efforts to assist Buyer in its efforts to obtain the same.

      SECTION 11.2 NOTICE OF LITIGATION. Each party agrees to notify the other party promptly if, to the knowledge of such party, any third party shall institute or shall threaten to institute any litigation relating to this Agreement, or which would adversely affect any party's rights or ability to perform this Agreement.

      SECTION 11.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date neither party shall issue any press release or other public announcement concerning this Agreement and the acquisition of Petrolink as set forth herein without obtaining the prior written approval of the other party. This Section shall not limit the ability of either Seller or Buyer, subject to any and all confidentiality obligations, to make such disclosures as either deems necessary in connection with its efforts to secure financing and any Required Consents or otherwise to satisfy any condition to the Closing. Notwithstanding the foregoing, if any such release or announcement by a party is required by Applicable Law or the rules of a stock exchange, such a party may proceed without the approval of the other party but shall endeavor to give the other party as much advance notice of the pending release or announcement as practicable. Upon any announcement or release by either party, the other party shall be released from the restrictions of this Section 11.3.

      SECTION 11.4 EFFORTS. Each party hereto covenants and agrees to cooperate and to use all commercially reasonable efforts to obtain the satisfaction of the conditions to the Closing specified in Articles 5 and 6 of this Agreement. Without limitation to the foregoing: (a) Seller shall use commercially reasonable efforts to enable Buyer to obtain the satisfaction of the conditions to Closing specified in Article 5, and (b) Buyer shall use commercially reasonable efforts to enable Seller to obtain the satisfaction of the conditions to Closing specified in Article 6.

                                   ARTICLE 12
                              POST-CLOSING MATTERS

      SECTION 12.1 POST-CLOSING AMENDMENTS; REFUNDS. From and after the Closing Date, Seller shall have the right, subject to Buyer's prior written consent, which shall not be unreasonably withheld, to (a) file or cause to be filed any amended Tax Return with respect to Petrolink that relates to periods ending prior to the Closing and that does not have a Material Adverse Effect, or (b) file a claim for refund of Taxes paid by or on behalf of Petrolink that relates to periods ending prior to the Closing and that does not have a Material Adverse Effect.

      SECTION 12.2 RECORDS AND INFORMATION. After the Closing Date, Seller and Buyer will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Closing Date, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. After the Closing Date, Seller and Buyer will cooperate fully, as and to the extent reasonably requested by each other, in connection with any audit, litigation, or other proceeding with respect to Taxes.

      SECTION 12.3 OTHER POST-CLOSING ELECTIONS. At Seller's request, Buyer will cause Petrolink to make and/or join with Seller in making any Tax elections after Closing, except that neither Buyer nor Seller shall make an election under
Section 338(h)(10) of the Code, and any corresponding elections under state, local, or foreign tax law with respect to the purchase and sale of the Shares without the prior written consent of the other, which consent may be withheld in the absolute and sole discretion of the other party for any reason whatsoever. After the Closing Date, Buyer or its agent shall not make any material election with respect to Petrolink which could have a material adverse impact on Seller, without the prior written consent of Seller, which shall not be unreasonably withheld.

      SECTION 12.4 CONTINUITY AND TERMINATION OF OTHER BENEFITS.

            (a) Each person who was an employee of Petrolink immediately prior to Closing and is in Petrolink's employ immediately after Closing ("Continuing Employee") shall:

                  (1) receive credit from Petrolink for vacation benefits accrued but unpaid while in the employ of Petrolink prior to Closing; and

                  (2) for purposes of satisfying vesting and eligibility requirements of any Benefit Plan of Buyer or of Petrolink after the Closing or successor plan following Closing, be given credit for years of service earned as of the Closing Date under the retirement plan sponsored by the Crowley affiliated group which covers such Continuing Employee prior to the Closing.

            (b) On the Closing Date or as soon thereafter as is reasonably practicable, Seller shall effect a transfer into each Continuing Employee's participant account in the Benefit Plan specified by Buyer ("Buyer's Benefit Plan"), cash funds equal to all vested and non-vested amounts credited to such Continuing Employee in the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan and the Crowley Retirement Income System Plan (but specifically excluding the Crowley Maritime Corporation Stock Savings Plan and the Crowley Maritime Corporation Retirement Stock Plan) at the time of such transfer. In the event that, at any time following Closing, Buyer's or Petrolink's required contributions to Buyer's Benefit Plan or any successor plan are reduced because of forfeitures of non-vested amounts in the participant account of any Continuing Employee, Buyer shall, within a reasonable time following conclusion of the fiscal year in which such reduction occurs, pay to Seller an amount equal to the portion of such reduction attributable to non-vested amounts transferred to Buyer's Benefit Plan with respect to such Continuing Employee under this Section. Appropriate records and files will be made available by Buyer to Seller for audit of this payment.

            (c) Nothing in this Section shall be construed to require Buyer to cause Petrolink to continue to employ any person after the Closing, to offer to any Continuing Employee any vacation, retirement or other benefit program not generally made available to other employees of Buyer, or to institute or continue any employee benefit program for any period of time following the Closing, except that Buyer agrees that, with respect to any Continuing Employee whose employment is terminated by Petrolink within six
      (6) months of the Closing, Buyer will provide an employee severance program similar to the severance program referred to in the Crowley Employee Handbook in the "Total Compensation" section under the heading "Termination" beginning at page y-6 (7/1/01). Buyer further agrees it will promptly upon submission of evidence of payment reimburse Seller or Crowley for all payments made by either of them after the Closing pursuant to the Retention Package, up to a maximum reimbursement of Three Hundred Eighty Thousand One Hundred Thirty Dollars ($380,130).

            (d) Other than as specifically provided in Section 12.4(b) and (c), all employee compensation and benefit packages and fringe benefits provided through Crowley, including, but not limited to, medical, dental, disability and life insurance, retirement savings plans, 401(k) plans, matching plans, defined contribution plans, bonus plans and any other Benefit Plans whatsoever will be terminated with respect to Petrolink and its employees as of the Closing.

      SECTION 12.5 CLOSING DATE WORKING CAPITAL STATEMENT.

            (a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare a statement of the consolidated Working Capital of Petrolink and its Subsidiaries as of the time of the Closing on the Closing Date in the form of Schedule 3 and shall (at Buyer's sole cost and expense) designate and cause an independent certified public accounting firm in the United States of international recognition ("Auditor") to prepare and issue a report on the statement of the consolidated Working Capital of Petrolink and its Subsidiaries as of the time of Closing on the Closing Date. Such report from the Auditor shall contain a statement to the effect that the statement of the consolidated Working Capital has been prepared in accordance with U.S. generally accepted accounting principles and in a manner consistent with the definition of Working Capital set forth in this Agreement, an example of which is set forth in Schedule 3 ("Closing Date Working Capital Statement").

            (b) During the forty-five (45) days immediately following receipt of the Closing Date Working Capital Statement by Seller, Deloitte & Touche, LLP, (or another independent certified public accounting firm in the United States of international recognition) on behalf of Seller, will be permitted during normal business hours upon reasonable advance notice to review (at Seller's sole cost and expense) Buyer's working papers relating to the Closing Date Working Capital Statement, as well as all of the books and records relating to the operations and finances of Petrolink and its Subsidiaries with respect to the period up to and including the Closing Date, and Buyer shall make reasonably available the individuals responsible for the preparation of the Closing Date Working Capital Statement (including, without limitation, accountants, lawyers and other advisors) in order to respond to inquiries related thereto. Seller shall notify Buyer in writing (the "Notice of Disagreement") within such forty-five (45) day period if it disagrees with Buyer's calculation of the Working Capital of Petrolink and its Subsidiaries on a consolidated basis as shown on the Closing Date Working Capital Statement, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the amounts involved and Seller's good faith estimate of the Working Capital of Petrolink and its Subsidiaries as of the close of business on the Closing Date. If Seller does not deliver a Notice of Disagreement to Buyer within such forty-five
      (45) day period, then the initial Working Capital shall be deemed to have been accepted, shall become final and binding upon the parties, and shall be the "Final Working Capital."

            (c) During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such thirty
      (30)-day period Seller and Buyer have been unable to agree upon a Final Working Capital, Seller and Buyer shall submit to an independent accounting firm mutually agreeable to the parties ("Independent Accounting Firm") for review and resolution of any and all matters that remain in dispute with respect to the Notice of Disagreement. Buyer and Seller shall cause the Independent Accounting Firm to use commercially practicable efforts to make a final determination (which determination shall be consistent with the definition of Working Capital set forth in this Agreement and shall be binding on the parties hereto) of the Working Capital of Petrolink and its Subsidiaries as of the Closing Date within thirty (30) days from such submission, and such final determination shall be the Final Working Capital. The cost of the Independent Accounting Firm's review and determination shall be shared by Buyer and Seller such that each shall pay the amount of such cost multiplied by a fraction, the numerator of which is the total dollar value of the issues decided against Buyer or Seller, respectively, by the Independent Accounting Firm and the denominator of which is the total dollar value of the proposed adjustments included in the Notice of Disagreement. During the thirty (30)-day review by the Independent Accounting Firm, Buyer and Seller will make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

            (d) In the event that the Final Working Capital is greater than Two Million Dollars ($2,000,000), then Buyer shall pay such difference to Seller, and in the event that the Final Working Capital is less than Two Million Dollars ($2,000,000), then Seller shall pay such difference to Buyer. Amounts due under this Section 12.5(d) shall be paid within ten
      (10) days after determination of the Final Working Capital.

      SECTION 12.6 PAYMENT OF TAX LIABILITIES.

            (a) Seller will pay all Taxes of Petrolink and any of its Subsidiaries that may be due after the Closing Date that are allocable to taxable periods ending prior to or on the Closing Date ("Pre-Closing Tax Periods"). If, with respect to any Tax, the taxable period of Petrolink or any of its Subsidiaries begins before and ends after the Closing Date (a "Split-Tax Period"), the Tax (whether based on income, capital, ownership of property or otherwise) for such Split-Tax Period will be allocated to
      (i) Seller for the portion of such period up to and including the Closing Date, and (ii) Buyer for the portion of such period subsequent to the Closing Date. Taxes for a Split-Tax Period will be allocated between the portion of the period up to and including the Closing Date and the portion of the period following the Closing Date on the basis of a deemed closing of the books of Petrolink and its Subsidiaries on the Closing Date (A) treating any transactions outside the ordinary course of business that occur on the Closing Date but after the Closing as occurring after the Closing Date and (B) treating any transactions outside the ordinary course of business that occur on the Closing Date but before the Closing (and all transactions related to this Agreement, including any other transactions undertaken in connection or in contemplation of such Agreement) as occurring prior to the Closing, except that any such Tax imposed periodically based on ownership of assets or similar Tax will be prorated based on the assessment period for the Tax for the portion of the period prior to and including the Closing Date and the portion of the period thereafter. Any credits relating to a Split-Tax Period will be taken into account based on a deemed closing of the books of Petrolink and its Subsidiaries on the Closing Date, except that any credit provided on a periodic basis without regard to activities during the period will be prorated based on the number of days in the period prior to and including the Closing Date and the number of days in the period following the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with applicable United States and state/local tax laws and with general principles of tax law. Seller shall be entitled to all refunds of or credits with regard to Taxes of Petrolink or any of its Subsidiaries for Pre-Closing Tax Periods and for the portion of refunds of or credits with respect to Taxes of Petrolink or any of its Subsidiaries for a Split-Tax Period allocable to the portion of such period that runs through the Closing Date. Buyer shall pay to Seller the amounts described in the preceding sentence promptly following receipt of such refund or the determination of the amount of the credit. Buyer shall be entitled to all refunds of or credits with regard to Taxes of Petrolink or any of its Subsidiaries for the Split-Tax Period allocable to the portion of the period following the Closing Date and for the portion of all refunds of or credits with respect to Taxes of Petrolink or any of its Subsidiaries attributable to any loss reported in a Tax year beginning after the Closing Date ("Post-Closing Tax Period") but which is carried back to a Pre-Closing Tax Period or Split-Tax Period. The Tax attributes carried back by Petrolink or any of its Subsidiaries will be considered to produce a refund only after all tax attributes of Seller and other members of Seller's group have been used or deemed used. Seller shall pay to Buyer the amounts described in the preceding sentence promptly following receipt by Seller of any such refund or the determination of the amount of the credit granted to Seller. Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of Post-Closing Tax Period Tax attributes on a subsequent audit or otherwise.

            (b) Seller will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, except those that are for the account of Buyer pursuant to Section 15.5.

            (c) Seller will file or cause to be filed when due all Tax Returns of Petrolink and its Subsidiaries for Pre-Closing Tax Periods. Such Tax Returns will be prepared in a manner consistent with past practice and, on such Tax Returns, no material positions will be taken, material elections made, or material methods adopted, that are inconsistent with positions taken, elections made, or methods used in preparing similar Tax Returns for prior periods, without the consent of Buyer, which consent will not be unreasonably withheld. Seller will furnish to Buyer copies of such Tax Returns on a separate company basis, within thirty (30) days following the filing date.

            (d) With respect to Tax Returns for Split-Tax Periods and Post-Closing Periods:

      (i) Buyer will prepare and file all Tax Returns of Petrolink and its Subsidiaries for all Post-Closing Tax Periods.

                  (ii) With respect to any Tax Return for a Split-Tax Period, at least thirty (30) days before the due date (including extensions) of such Tax Return, Buyer will deliver to Seller a copy of such Tax Return and a statement setting forth the amount of Taxes for which Seller is responsible pursuant to this Agreement (the "Statement"). Seller will have the right to review and approve or disapprove such Tax Return and the Statement prior to the filing of such Tax Return. Such a Tax Return will not be filed prior to the due date thereof unless Seller has previously indicated its approval or disapproval of such Tax Return. If Seller disapproves of any information in such Tax Return or Statement, it will describe such dispute in reasonable detail in a written notice delivered to Buyer within twenty (20) days after its receipt of the Statement and Tax Return, and failure to deliver such notice will be deemed approval of the Tax Return and Statement by Seller. Seller and Buyer will negotiate and attempt to resolve in good faith any issue described in such notice from Seller with respect to its review of such Tax Returns and Statement.

                 (iii) In the event the parties are unable to resolve any dispute within five (5) days following the delivery of Seller's notice of disapproval of a Tax Return and Statement pursuant to Section 12.6(d)(ii), the matters in dispute will be resolved pursuant to Section 12.6(d)(viii) (the "Tax Arbitrator Procedure"). If the dispute is not resolved before five (5) days prior to the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return in the manner it deems reasonable and without Seller's consent. However, notwithstanding the filing of such Tax Return, the amount of Taxes for which Seller is responsible under this Agreement with respect to the matter(s) in dispute will be as determined by agreement of the parties or by the Tax Arbitrator Procedure.

                  (iv) Not later than (A) five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return, and (B) if later than the date specified in (A), in the event of a dispute, five (5) Business Days after notice to Seller of resolution thereof pursuant to agreement of the parties or determination under the Tax Arbitrator Procedure, Seller will pay to Buyer an amount equal to the Taxes shown on the Statement (or otherwise determined by agreement of the parties or the Tax Arbitrator Procedure) as being the responsibility of Seller under this Agreement.

                   (v) Whenever any Taxing Authority or other governmental body sends a notice of an audit, initiates an examination of Petrolink or any of its Subsidiaries, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for any Pre-Closing Tax Period, regardless of whether such claim also involves or disputes the amount of Taxes for a Taxable period ending after the Closing Date, Buyer will promptly inform Seller, and Seller will have the right to control (including control over whether and in what manner to settle, compromise or abandon (in each case, to "Voluntarily Discharge," and each such action a "Voluntary Discharge")), at its own cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, in each case only to the extent that they involve a Pre-Closing Tax Period. If requested by Seller, Buyer will execute or cause to be executed powers of attorney or other documents necessary to enable Seller to control such proceeding.

                  (vi) In the event that Buyer settles, compromises or abandons a Tax claim, assessment, or dispute involving a Split-Tax Period or Post-Closing Tax Period for Petrolink or any of its Subsidiaries and Seller believes, in good faith, that such settlement compromises or abandonment will result in an additional material Tax liability for Seller with respect to a Taxable period the Taxes for which Seller is liable or responsible under this Agreement, then Seller may request that the amount of such additional material Tax liability of Seller and the portion of it, if any, that should be borne by Buyer be determined by the Tax Arbitrator Procedure, and Buyer will pay Seller the amount of such additional material Tax liability, if any, that the Tax Arbitrator Procedure determines should be borne by Buyer. For purposes of this Section 12.6(d), material amount means an additional material Tax liability in excess of $50,000.

                 (vii) In the event that Seller settles, compromises or abandons a Tax claim, assessment, or dispute involving a Pre-Closing Tax Period for Petrolink or any of its Subsidiaries and Buyer believes, in good faith, that such settlement compromises or abandonment will result in an additional material Tax liability for Buyer with respect to a Taxable period the Taxes for which Buyer is liable or responsible under this Agreement, then Buyer may request that the amount of such additional material Tax liability of Buyer and the portion of it, if any, that should be borne by Seller be determined by the Tax Arbitrator Procedure, and Seller will pay Buyer the amount of such additional material Tax liability, if any, that the Tax Arbitrator Procedure determines should be borne by Seller.

                (viii) The Tax Arbitrator Procedure will be as described in this Section 12.6 (d) (viii). If a matter is to be determined by the Tax Arbitrator Procedure, Seller and Buyer will attempt to jointly select a public accounting firm or law firm with recognized Tax expertise to resolve the dispute. If they cannot agree on the selection of a single firm for this purpose within ten Business Days after a party initiates the Tax Arbitrator Procedure, then Seller and Buyer will each select an arbitrator and those two arbitrators will select a third arbitrator. The arbitrators will make written determinations, and the determination of the arbitrator who finds an amount which is neither the highest nor the lowest (including zero) amount found by any of the three arbitrators will be final and will be binding upon all parties. If two of the three, or all three arbitrators agree on an amount (including zero), then that amount will be final and binding upon the parties. The fees and disbursements of the Tax arbitrator(s) shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of any disputed items submitted to the Tax Arbitrator Procedure that are unsuccessfully disputed by each (as finally determined by the Tax Arbitrator Procedure) bears to the total amount of any disputed items so submitted. Buyer and Seller shall make readily available to the Tax arbitrator(s) all relevant books and records and any work papers relating to the disputed Taxes and all other items reasonably requested by the Tax arbitrator.

                  (ix) Seller and Buyer will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (A) to retain all books and records that it has with respect to Tax matters pertinent to Petrolink or any of its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) applicable to such Tax period, and to abide by all record retention agreements entered into with any Taxing Authority or other governmental body, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller will allow the Buyer to take possession of such books and records.

                   (x) Buyer and Seller each further agree, upon the other's request, to use commercially reasonable efforts to obtain any certificate, waiver, or other document from any governmental body or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed upon Buyer, Petrolink, any of its Subsidiaries, Seller, or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the operations of Petrolink or any of its Subsidiaries.

            (e) In the event that (i) either Seller or Buyer settles, compromises or abandons a Tax claim, assessment, or dispute involving a Pre-Closing Tax Period or a Split-Tax Period for Petrolink or any of its Subsidiaries and Seller believes, in good faith, that such settlement, compromise or abandonment will result in an additional material Tax liability for Seller with respect to a Taxable period the Taxes for which Seller is liable or responsible under this Agreement and such settlement, compromise or abandonment results in an increase in the depreciable basis of any asset or assets owned by Petrolink or any of its Subsidiaries, or
      (ii) an audit adjustment is made decreasing expense or increasing income in the Pre-Closing Tax Period or Split-Tax Period which results in an increase in deduction or reduction in income in any Post-Closing Tax Period for Petrolink or any of its Subsidiaries then Seller may notify Buyer that the amount of such additional material Tax liability of Seller be borne by Buyer as determined by agreement of the parties. In determining the amount of such additional material Tax Liability of Seller, if any, to be borne by Buyer, Buyer and Seller shall seek in good faith to agree as to the future period in which the resulting income adjustment will occur, a tax will be computed on the income adjustment using the highest marginal tax rate in effect in the Pre-Closing Tax Period or Split Tax Period, and the resultant Tax will be discounted to the date of Seller's payment of the Tax for which Seller is liable or responsible under this Agreement using a discount rate equal to the 5 year Treasury Bill Rate in effect at the time of Seller's payment. If the parties are unable to reach agreement with respect to any of the foregoing within thirty (30) days of Seller's notice, the matter shall be resolved by the Tax Arbitrator Procedure. Buyer will pay Seller the amount of such additional material Tax liability, if any, agreed upon by the parties or, failing such agreement, that the Tax Arbitrator Procedure determines should be borne by Buyer. For purposes of this Section 12.6(e), material amount means an additional material Tax liability in excess of $50,000.

      SECTION 12.7 RESCISSION WAIVER. Despite any breach or default by either of the parties under any of their respective representations, warranties, covenants or agreements under this Agreement, if the purchase and sale contemplated by this Agreement is consummated at the Closing, each of the parties waives any rights that it may have to rescind this Agreement or the transactions consummated by it.

                                   ARTICLE 13
                          SURVIVAL AND INDEMNIFICATION

      SECTION 13.1 SURVIVAL AFTER CLOSING.

            (a) All warranties, representations and covenants set forth in this Agreement shall survive the Closing for eighteen (18) months, except that the warranties, representations and covenants contained in Sections 7.1, 7.2, 7.3, 7.4, 7.7, 7.17, 7.20, 8.1, 8.4, 9.4, 9.5, 9.6, and Articles 10,
      12, 13 and 15 shall survive the Closing without any expiration period concerning the enforceability thereof, other than any applicable statutes of limitations. No action on or concerning such warranties, representations or covenants shall be enforceable if brought after the expiration of such period or limitations.

            (b) Without limiting the pre-Closing rights of the parties set forth in Article 14 and disposition of the Deposit, and without modification to the limitations on post-Closing claims set forth in paragraph (a) of this
      Section:

                  (1) Each of the parties hereby agrees that any and all claims by one against the other arising out of or related to the breach of any surviving covenant, or the inaccuracy or breach of any surviving representation or warranty, shall be limited exclusively to claims subject to Sections 13.2, 13.3, 13.4 and 13.6;

                  (2) Each of the parties hereby waives any and all claims one against the other and related remedies of every kind and character, including, but not limited to, any and all claims for breach of contract or tort, and any and all legal and equitable remedies, arising out of or related to the breach of any surviving covenant, or the inaccuracy or breach of any surviving representation or warranty, except as and to the extent expressly provided in Sections 13.2 , 13.3, 13.4 and 13.6; and

                  (3) Each of the parties acknowledges that, following the Closing, Buyer's liability to Seller, and Seller's liability to Buyer in connection with this Agreement, shall be limited to satisfaction of claims arising out of or related to the breach of any surviving covenant, or the inaccuracy or breach of any surviving representation or warranty, and that each party's sole remedy (other than as provided in Section 9.6 or Article
      10) shall be money damages, both as limited by and subject to the express terms of Sections 13.2 , 13.3, 13.4 and 13.6. As used in Sections 13.2 , 13.3, 13.4 and 13.6, the word "indemnify" shall cover third party claims as well as first party reimbursement claims by Buyer or Seller against each other.

      SECTION 13.2 INDEMNIFICATION BY SELLER. Subject to Section 13.1 and effective as of the Closing Date, Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising out of, resulting from or relating to (a) any breach of any covenant or promise contained in this Agreement, (b) any breach or inaccuracy of the representations or warranties of Seller set forth in Article 7 or in any other Acquisition Document, or (c) any inaccuracy in the officer's certificate delivered to Buyer pursuant to Section 5.1(a); provided, that (1) Seller shall not be liable under this Section 13.2 for any breach of a representation or warranty in Article 7 of this Agreement unless and until the aggregate of all Losses exceeds the

"Basket" as defined in Section 13.5 below at which time Buyer shall be entitled to claim damages for all Losses under this Section subject to the Cap (as defined in Section 13.5 below) if applicable, and (2) in no event shall the maximum aggregate liability of Seller to Buyer for Losses under this Section exceed the Cap, if applicable.

      SECTION 13.3 INDEMNIFICATION BY BUYER. Subject to Section 13.1 and effective as of the Closing Date, Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Losses arising out of, resulting from or relating to (a) any breach of any covenant or promise contained in this Agreement, (b) any breach or inaccuracy of the representations or warranties of Buyer contained in Article 8 or in any other Acquisition Document, or (c) any inaccuracy in the officer's statement delivered to Seller pursuant to Section 6.1(a); provided, that (1) Buyer shall not be liable under this Section 13.3 for any breach of a representation or warranty contained in Article 8 of this Agreement unless and until the aggregate Losses exceeds the Basket and (2) in no event shall the aggregate liability of Buyer to Seller for Losses under this Section exceed the Cap.

      SECTION 13.4 ADDITIONAL INDEMNIFICATION.

            (a) Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all uninsured Losses arising out of, resulting from or relating to: (i) the Starargus, SFS or Sea River litigation matters listed on Schedule 5 as items 4, 9 and 13 respectively, (ii) the MTL Petrolink ICP/Bonus Plan, as amended, dated on or about September 14, 1998 and terminated by Petrolink on April 5, 2002, listed as item 1 on Schedule 12,
      (iii) the Bonus Plan applicable to Messrs. Carson, Barton, Barborak and Lee in the event MTL Petrolink Corp. is sold, attached as Exhibit B to
      Schedule 12; (iv) any of the matters listed on Schedule 15; or (v) the commitment by Petrolink in the Engagement Letter among Crowley, Petrolink and D&T dated January 27, 2002, to indemnify and hold harmless D&T and its personnel from all claims, liabilities, and expenses relating to the engagement described in the Engagement Letter, except to the extent finally judicially determined to have resulted primarily from the bad faith or intentional misconduct of D&T.

            (b) Notwithstanding any limitations on liability elsewhere in this Agreement, from and after the Closing Date, Seller (or any successor in interest) will protect, defend, indemnify, and hold harmless Buyer, Petrolink and any of its Subsidiaries from any and all Taxes which are imposed on Petrolink or any of its Subsidiaries in respect of its income, business, property or operations or for which Petrolink or any of its Subsidiaries may otherwise be liable (A) with regard to any Pre-Closing Tax Period, (B) in respect of any Split-Tax Period to the extent of all Taxes allocated to the Seller pursuant to Section 12.6(a)(i), (C) by reason of the several liability of Petrolink or any of its Subsidiaries pursuant to Treasury Regulations section 1.1502-6 or any analogous State, local or foreign law or regulation or by reason of Petrolink or any of its Subsidiaries having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (D) as a result of Petrolink or any of its Subsidiaries ceasing to be a member of an affiliated group (within the meaning of Section 1504(a) of the Code) that includes the Seller, (E) in respect of any Post-Closing Tax Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Tax

      Period, (F) in respect of any Post-Closing Tax Period, attributable to any change in accounting method employed by Petrolink or any of its Subsidiaries during any of its four previous taxable years, (G) in respect of any Post-Closing Tax Period, attributable to any items of income or gain of a partnership reporting Petrolink or any of its Subsidiaries as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date with such items calculated as if a closing of the partnership books occurred on the Closing Date, and (H) as a result of any discharge of indebtedness or deemed discharge of indebtedness resulting from any capital contributions by Seller (or any Affiliate of Seller) to Petrolink or any of its Subsidiaries of any intercompany indebtedness owed by Petrolink or any of its Subsidiaries to Seller (or any Affiliate of Seller).

      SECTION 13.5 BASKET AND CAP. For purposes of each of Section 13.2 and
Section 13.3 the Basket shall be Five Hundred Thousand Dollars ($500,000) and the Cap shall be Ten Million Dollars ($10,000,000) except that, in case of fraud or willful misconduct, the Cap shall be Eighteen Million Dollars ($18,000,000). In the case of a Claim based on an inaccuracy or breach of Section 7.20, there shall be no Cap.

      SECTION 13.6 PROCEDURES FOR INDEMNIFICATION. Effective as of the Closing Date, the following procedures shall apply to claims under this Agreement by one party against the other for indemnification:

            (a) A party entitled to indemnification hereunder (the "Indemnified Party") will give the party required to provide such indemnification (the "Indemnifier") prompt written notice of any legal proceeding, claim or demand (in each case, a "Claim") for which the Indemnified Party is entitled to indemnification hereunder, provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifier will relieve the Indemnifier from any obligation hereunder unless (and then solely to the extent) the Indemnifier is materially prejudiced as a result thereof.

            (b) Within ten (10) Business Days after receipt of such notice from the Indemnified Party, which notice shall include a statement setting forth the basis for the Indemnified Party's belief that the Indemnifier is responsible for such Claim, the Indemnifier shall have the right, by giving written notice to the Indemnified Party, but without acknowledgment of any liability for indemnity of the Claim and without prejudice to the right to defend against any such liability, to defend, at the expense of the Indemnifier, the Indemnified Party against any such Claim or to negotiate, settle or otherwise deal with any such Claim and to provide counsel for the Indemnified Party, selected by the Indemnifier, which is reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its own expense and may join in such proceeding its claim for indemnity hereunder. Neither the Indemnifier nor the Indemnified Party may enter into a settlement of any such Claim without the consent of the other if the other reasonably believes such settlement would be materially detrimental to its business, reputation or future prospects.

                                   ARTICLE 14
                    TERMINATION OF AGREEMENT PRIOR TO CLOSING

      SECTION 14.1 GROUNDS FOR TERMINATION. Without limitation and subject to Sections 14.2 and 14.3 below, this Agreement and the transactions contemplated hereunder may be terminated at any time prior to the Closing only in the following circumstances:

            (a) By the written consent of Seller and Buyer;

            (b) At the option of Buyer by written notice to Seller, if Seller shall have materially breached or failed to perform in any material respect any of Seller's obligations or covenants under this Agreement, or if any of the representations and warranties of Seller set forth in
      Article 7 is not true in any material respect, and such breach, failure or misrepresentation is not cured to Buyer's reasonable satisfaction within ten (10) Business Days after Buyer first gives Seller written notice identifying such breach, failure or misrepresentation with reasonable specificity;

            (c) At the option of Seller by written notice to Buyer, if Buyer shall have materially breached or failed to perform in any material respect any of its obligations or covenants under this Agreement, or any of the representations and warranties of Buyer set forth in Article 8 is not true in any material respect, and such breach, failure or misrepresentation is not cured to Seller's reasonable satisfaction within ten (10) Business Days after Seller first gives Buyer written notice identifying such breach, failure or misrepresentation with reasonable specificity; or

            (d) At the option of Buyer by written notice to Seller, if any of the conditions set forth in Article 5 has not been satisfied within twenty-eight (28) days after the date first written above and is not waived by Buyer in accordance therewith;

            (e) At the option of Seller by written notice to Buyer, if any of the conditions set forth in Article 6 has not been satisfied within twenty-eight (28) days after the date first written above and is not waived by Seller in accordance therewith; or

            (f) At the option of Seller by written notice to Buyer, if all of the conditions set forth in Article 5 have been fulfilled, or at the option of Buyer by written notice to Seller, if all of the conditions set forth in Article 6 have been fulfilled, in either case if the Closing shall not have occurred on or before that date which is twenty-eight (28) days after the date first written above, or such later date, if any, as Seller and Buyer may hereafter agree in writing;

      PROVIDED, that nothing set forth above shall entitle either party to terminate this Agreement under this Section 14.1 if such party is in material breach of or has failed to perform in any material respect any obligation or covenant under this Agreement or if any of the representations or warranties of such party set forth in Article 7 or Article 8, as applicable, is not true in any material respect.

      SECTION 14.2 EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article shall be deemed to have one of the following effects:

            (a) If this Agreement is terminated other than as described in subsection (b) below, all further obligations of each party will terminate without further liability of any party hereto; or

            (b) If this Agreement is terminated under Section 14.1(b), (c), (d),
      (e) or (f) at a time when either Seller or Buyer is in breach of a representation or warranty or in violation of a covenant contained in this
      Agreement: (i) the liabilities and obligations of the party not in breach or violation of this Agreement shall terminate; and (ii) the party in breach or violation of this Agreement shall remain liable for such breaches and violations. Termination of this Agreement shall not be deemed to restrict the rights and remedies available against such breaching party other than as expressly set forth in Section 14.3(b);

      SECTION 14.3 DISPOSITION OF DEPOSIT. Except as otherwise mutually agreed by and between Buyer and Seller in writing, if the Closing does not occur and if this Agreement is terminated in accordance with Section 14.1, then:

            (a) The Deposit shall be refunded to Buyer only:

                  (1) In the event this Agreement has been terminated in accordance with Section 14.1(a), (b) or (d) of this Agreement or by Buyer in accordance with Section 14.1(f) of this Agreement; or

                  (2) In the event this Agreement has been terminated in accordance with Section 14.1(e) and the condition which has not been satisfied and which gave rise to grounds for termination was, through no fault of Buyer, the condition precedent to Seller's performance set forth in Section 6.2 , 6.3, or 6.4 of this Agreement.

            (b) In all other events, the parties have determined and agreed and hereby acknowledge that the actual amount of damages that would be sustained by Seller as a result of the failure to close is difficult or impossible to ascertain and the parties agree that, in such event, the Deposit shall be retained by Seller as liquidated damages for the failure to close. By placing their initials below, Buyer and Seller acknowledge their agreement to this liquidated damages provision. It is agreed that Seller shall not have any cause of action or claim whatsoever against Buyer because of the failure to close, and Seller's sole and exclusive remedy shall be the retention of the Deposit as liquidated damages.

                   /s/ PETER POPOV            /s/ GREGORY A. McGRATH
                   ______________________     ________________________
                   FOR SELLER                 FOR BUYER

                                   ARTICLE 15
                                  MISCELLANEOUS

      SECTION 15.1 NOTICES. All notices and other communications provided for under this Agreement shall be in writing and shall be personally delivered or sent by nationally recognized overnight courier such as Federal Express or D.H.L., or by telecopy or by other means of telecommunication, to the following addresses:

If to Seller:          Marine Transport Corporation
                       155 Grand Avenue
                       Oakland, CA 94612
                       Attention: Vice President & General Counsel
                       Facsimile: (510) 251-7625

With a copy to:        Ernest N. Reddick, Esq.
                       Nixon Peabody LLP
                       Two Embarcadero Center, Suite 2700
                       San Francisco, CA 94111-3996
                       Facsimile: (415) 984-8300

If to Buyer:           American Eagle Tankers Inc. Limited
                       NOL Center
                       15 Exchange Place
                       Jersey City, NJ 07302
                       Attention: Vice President, Finance and Administration

                       Facsimile: (201) 985-0527

With a copy to:        Benjamin W. Boley, Esq.
                       Shea & Gardner
                       1800 Massachusetts Avenue, N.W.; Suite 800
                       Washington, D.C. 20036
                       Facsimile: (202) 828-2195

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be deemed received
(a) if personally delivered, upon delivery, (b) if sent by courier service with next day delivery charges prepaid, upon receipt, and (c) if sent by telex, telecopy or similar form of telecommunications, upon receipt.

      SECTION 15.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, provided that no party may assign its rights or obligations hereunder without the prior written consent of the other party which may be granted in the exercise of such party's sole discretion. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to any Affiliate without the consent of Seller, provided that prior to the effective date of such assignment, Buyer guarantees the full and faithful payment and performance of such Affiliate pursuant to a guaranty in form and substance reasonably acceptable to Seller. Any assignment in contravention of this provision shall be void and of no force or effect.

      SECTION 15.3 ENTIRE AGREEMENT. Seller, Buyer and Crowley have entered into the Letter Agreement regarding the report referred to in Section 7.6(b), which Letter Agreement is attached hereto as Exhibit G. This Agreement, including all Schedules and Exhibits hereto, together with all other Acquisition Documents to be delivered by the parties in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between such parties.

Without limiting the generality of the foregoing, this Agreement supersedes that certain letter dated November 23, 2001 from Buyer to Crowley regarding a "Proposal in Relation to the Acquisition of MTL Petrolink" (the "Letter") as well as that certain "Confidential Information Memorandum" (the "Prospectus") dated August 2001 prepared by Salomon Smith Barney with respect to Petrolink and sale of the Shares. No information or data contained in the Prospectus or the Letter shall be taken as any representation or warranty by any party hereto. All representations and warranties of Seller to Buyer are to be found only in this Agreement, its Schedules, Exhibits or other Acquisitions Documents. Neither the Letter nor the Prospectus is an Acquisition Document.

      SECTION 15.4 AMENDMENT. This Agreement may only be amended or modified by a written agreement signed by Seller and Buyer.

      SECTION 15.5 EXPENSES. Buyer will pay (a) all transfer Taxes imposed by reason of the transactions contemplated by this Agreement, and (b) all stamp and recording Taxes, fees and expenses, settlement fees, escrow and other miscellaneous closing fees or costs associated therewith. Except as otherwise expressly provided in this Agreement, all other costs and expenses, including all legal costs and expenses, incurred in connection with the preparation, negotiation, and documentation of this Agreement and the transactions contemplated hereby and in connection with the Closing shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, any such costs or expenses which are for Seller's or Petrolink's account may at Seller's option be paid by Petrolink or any Subsidiary prior to Closing and such payment shall not be deemed to be a breach by Seller of any representation or warranty of Seller under this Agreement.

      SECTION 15.6 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey.

      SECTION 15.7 ATTORNEYS' FEES. In any litigation, arbitration, mediation or other proceeding by which one party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligation under this Agreement, the prevailing party shall be awarded reasonable attorneys' fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

      SECTION 15.8 COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

      SECTION 15.9 NO WAIVERS. No delay or failure to act on the part of either party shall constitute a waiver of any provision of or rights under this Agreement, and no waiver in any instance shall be effective in any other instance. No waiver shall be effective unless such waiver shall be in writing and signed by the party making such waiver. The rights provided under this Agreement are cumulative and not exclusive of any rights provided by law.

      SECTION 15.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied (including, but not limited to, the references to employees in Section 12.4), is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto any benefits, remedies or claims under, or by reason of this Agreement, all of which shall be for the sole and exclusive benefit of the parties hereto.

      SECTION 15.11 FURTHER ASSURANCES. Following the Closing, the parties will execute and deliver to each other such documents and take such other reasonable actions as the parties may reasonably request in order to consummate the transactions contemplated hereby.

      SECTION 15.12 INTERPRETATION. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules are for convenience only and shall not be given any effect in interpreting this Agreement. The use of the terms "including" and "include" shall in all cases herein mean "including, without limitation" and "include, without limitation," respectively. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

      SECTION 15.13 CURRENCY. All monetary obligations which are payable under or in connection with this Agreement shall be subject to satisfaction and shall be payable only in lawful money of the United States of America.

      IN WITNESS WHEREOF, this Agreement was executed and delivered as of the date first written above.

SELLER                                  BUYER

MARINE TRANSPORT CORPORATION            AMERICAN EAGLE TANKERS INC.
                                        LIMITED

    /s/ PETER POPOV                        /s/ GERGORY A. McGRATH
By_______________________________       By______________________________________
     Name:  PETER N. POPOV                  Name:  GREGORY A. McGRATH
     Title: VICE PRESIDENT                  Title: VICE PRESIDENT FINANCE
                                                   & ADMINISTRATION

                                    GUARANTY

      Crowley Maritime Corporation ("Crowley") hereby unconditionally guarantees full performance by Seller of each and every obligation of Seller under the Acquisition Agreement to which this Guaranty is attached. Crowley's obligations and liabilities under this Guaranty shall at all times be subject to all defenses, offsets and cross or counterclaims which may exist in favor of the Seller against the Buyer named in such Acquisition Agreement.

                                        CROWLEY MARITIME CORPORATION

                                            /s/ BRUCE LOVE
                                        By _____________________________________
                                           Name:  BRUCE LOVE
                                           Title: CORPORATE SECRETARY